UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                                 (Rule 13d-102)
             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                        NEWPORT INTERNATIONAL GROUP, INC.
                        ---------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                     651882
                                 --------------
                                 (CUSIP Number)


                                February 9, 2004
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the Rule pursuant to which this Schedule is field:

         [ ]      Rule 13d-1(b)

         [X]      Rule 13d-1(c)

         [ ]      Rule 13d-1(d)

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

No. 651882                        SCHEDULE 13G                 Page 2 of 5 Pages
________________________________________________________________________________


(1)  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Curtis W. Lawler
     ---------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
     (See Instructions)                                                  (b) [ ]
     ---------------------------------------------------------------------------
(3)  SEC USE ONLY

     ---------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
     United States
     ---------------------------------------------------------------------------
                  (5)  SOLE VOTING POWER
  NUMBER OF            200,000
   SHARES         --------------------------------------------------------------
BENEFICIALLY      (6)  SHARED VOTING POWER
    OWNED
   BY EACH        --------------------------------------------------------------
  REPORTING       (7)  SOLE DISPOSITIVE POWER
   PERSON              200,000
    WITH          --------------------------------------------------------------
                  (8)  SHARED DISPOSITIVE POWER

                  --------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,041,666
     ---------------------------------------------------------------------------
(10) CHECK BOX IF AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*                                                [ ]
     ---------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     6.98%
     ---------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
     IN
     ---------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 107.

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No. 651882                        SCHEDULE 13G                 Page 3 of 5 Pages
________________________________________________________________________________


                                   ATTACHMENT

ITEM 1(a). NAME OF ISSUER

           Newport International Group, Inc.

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           73-200 El Paseo, Suite 2-H, Palm Desert, CA 92260

ITEM 2(a). NAME OF PERSON FILING

           Curtis W. Lawler

ITEM 2(b). ADDRESS OF PRINCIPAL OFFICE OR, IF NOTE, RESIDENCE

           17256 Covina Road, Bend, OR 97707

ITEM 2(c). CITIZENSHIP

           See response to Number 4 on page 2.

ITEM 2(d). TITLE OF CLASS OF SECURITIES

           Common Stock, par value $.0001 per share

ITEM 2(e). CUSIP NO.

           651882

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

           (a) [ ] Broker or Dealer registered under Section 15 of the Act

           (b) [ ] Bank as defined in Section 3(a)(6) of the Act

           (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

           (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

           (e) [ ] Investment Adviser registered in accordance with Rule 13d-1(b)(1)(ii)(e)

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No. 651882                        SCHEDULE 13G                 Page 4 of 5 Pages
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           (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

           (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

           (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Investment Act

           (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

           (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(j).

           IF THIS STATEMENT IS FILED PURSUANT TO RULE 132D-1(C),
           CHECK THIS BOX [X].

ITEM 4.    OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a) Amount beneficially owned: 200,000 shares are registered to Curtis W. Lawler, and he is the beneficiary of 841,666 shares under the Curtis W. Lawler Trust.

           (b)     Percent of Class: 6.98%

           (c)     Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote
                         200,000 shares

                   (ii)  Shared power to vote or to direct the vote
                         N/A

                   (iii) Sole power to dispose or to direct the disposition of
                         200,000 shares

                   (iv) Shared power to dispose or to direct the disposition of N/A

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No. 651882                        SCHEDULE 13G                 Page 5 of 5 Pages
________________________________________________________________________________


ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not Applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           None.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10.   CERTIFICATIONS

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: March 23, 2004

                                        /s/ Curtis W. Lawler
                                        --------------------
                                        Curtis W. Lawler